Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC.

REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS

2008 Sales Decline by 4.3%, EPS of ($0.18) vs. $0.01, Excluding Impairment &

Other Charges of $2.46 per share

CANTON, MA, (March 19, 2009) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, Living XL and Shoes XL, announced today its sales and operating results for the fourth quarter and fiscal year ended January 31, 2009 (“fiscal 2008”).

Overall, total sales for the fourth quarter of fiscal 2008 decreased 8.1% to $123.1 million, and for fiscal 2008, total sales decreased 4.3% to $444.2 million. Comparable sales for the fourth quarter and fiscal year 2008 decreased 9.3% and 4.3%, respectively.

Our net loss for the fourth quarter of fiscal 2008 was $108.0 million, or $(2.61) per diluted share, and for the fiscal year 2008, our net loss was $109.3 million, or $(2.64) per diluted share. In the fourth quarter of fiscal 2008, the Company recorded total non-cash impairment-related charges of approximately $100.0 million, consisting of an aggregate write-down of $71.4 million for the impairment of goodwill, intangibles and long-lived assets, and a charge of $28.6 million for the establishment of a full valuation allowance against our deferred tax assets. In addition, results for fiscal 2008 also include approximately $2.0 million, or $(0.05) per diluted share, of non-recurring charges relating primarily to accelerated stock option expense. These charges have no impact on the Company’s future business operations, its credit facilities which contain no financial covenants, or the liquidity available to the business. The Company’s credit facility matures October 29, 2011 and provides for a total commitment of up to $110 million, limited by the underlying collateral asset value, with interest rates currently averaging LIBOR plus 166 basis points.

Excluding the impact of the aggregate $102.0 million of charges, the non-GAAP adjusted net loss for the fourth quarter of fiscal 2008 was $6.0 million, or $(0.14) per diluted share, as compared to net income of $0.6 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2007. For fiscal 2008, the non-GAAP adjusted net loss, excluding the charges of $102.0 million, was $7.3 million, or $(0.18) per diluted share, as compared to net income of $0.4 million, or $0.01 per diluted share, for fiscal 2007.

David Levin, President and CEO, stated, “Last year was the most challenging retail environment in my more than 30 years as a retailer. However, CMRG has a dominant market position in its retail sector and the Company’s long-term prospects for growth and profitability remain promising. The Company’s primary focus has been to maintain a strong liquidity position by generating free cash flow and managing inventory levels. Despite missing our sales plan by $40 million, we were still able to generate $10.6 million in free cash flow and reduce inventory by $19 million. We have analyzed our business model and have made significant changes that we believe will allow CMRG to withstand the current economic environment. In light of these changes, we expect to continue to generate free cash flow and again reduce inventory, without compromising our market position.”

Dennis Hernreich, EVP and COO/CFO, added, “In spite of the drop in sales of 4.3% for fiscal 2008 and 9.3% during the holiday season, the Company’s inventory levels were reduced by 16%, and free cash flow improved by over $20 million from 2007. The Company’s debt levels were reduced by $7 million during the year and the liquidity under our bank lines remains in excess of $30 million. In 2009, the Company expects to generate between $10-15 million of free cash flow, despite a planned significant drop in sales, by appreciably improving merchandise margins as a result of carefully managing inventory levels, reducing SG&A by 9%, and further reducing capital expenditure levels to approximately $5 million.”

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2008 earnings results. The conference call will broadcast live today, Thursday, March 19, 2009 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a non-GAAP net loss of $6.0 million, or $(0.14) per diluted share for the fourth quarter of fiscal 2008 and a non-GAAP net loss $7.3 million, or $(0.18) per diluted share for fiscal 2008. These results exclude the $71.4 million in non-cash impairment charges related to the write-down of goodwill, intangibles and long-lived assets, a non-cash charge of $28.6 million for the establishment of a full valuation allowance against our deferred tax assets and $2.0 in non-recurring charges for accelerated stock compensation expense and severance. The Company believes that the inclusion of non-GAAP net loss for both the fourth quarter and fiscal year 2008 is a meaningful measure of the Company’s operating performance, especially when comparing such results to previous periods or forecasts. However, these non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the net loss for the fourth quarter and fiscal year 2008, on a GAAP basis, to the non-GAAP measures referred to above.

(in millions, except for earnings per share(EPS) amounts)	Fourth quarter ended January 31, 2009		Fiscal year ended January 31, 2009
		Diluted EPS (1)		Diluted EPS (1)
Net loss, as reported on a GAAP basis	$(108.0)	$(2.61)	$(109.3)	$(2.64)

Provision for impairment of assets, including goodwill	71.4	1.72	71.4	1.72
Non-recurring charges for acceleration of stock compensation expense and severance	2.0	0.05	2.0	0.05
Provision to establish valuation allowance for taxes (1)	28.6	0.70	28.6	0.69

Adjusted net loss, non-GAAP basis	$(6.0)	$(0.14)	$(7.3)	$(0.18)
Weighted average shares outstanding – diluted (1)		41.4		41.4

(1)	Due to the operating losses of the Company and establishment of a valuation allowance against the Company’s deferred tax assets, no provision or benefit was recognized by the Company in fiscal 2008 with respect to any of these items.

The above discussion also refers to non-GAAP free cash flow of $10.6 million for fiscal 2008 and estimated non-GAAP free cash flow of $10.0 to $15.0 million for fiscal 2009. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income (loss) or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities ($23.2 million in 2008) less capital expenditures ($12.6 million in 2008). The projected free cash flow for fiscal 2009 consists of an estimated $15.0 to $20.0 million of cash flow from operating activities less estimated capital expenditures of $5 million.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with operations throughout the United States, Canada and Europe, operates 467 Casual Male XL retail and outlet stores, 27 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2009, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 26, 2008, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the twelve months ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Sales	$123,058	$133,871	$444,184	$464,128
Cost of goods sold including occupancy	75,356	77,882	254,592	258,155

Gross profit	47,702	55,989	189,592	205,973

Expenses:
Selling, general and administrative	48,525	47,836	178,072	178,055
Provision for impairment of assets, including goodwill	71,407	—	71,407	—
Depreciation and amortization	4,681	4,720	17,100	17,408

Total expenses	124,613	52,556	266,579	195,463

Operating income (loss)	(76,911)	3,433	(76,987)	10,510

Other income (expense), net	136	127	532	502
Interest expense, net	(609)	(1,183)	(2,961)	(4,314)

Income (loss) from continuing operations before income taxes	(77,384)	2,377	(79,416)	6,698

Provision for income taxes	29,759	1,044	28,946	2,772

Income (loss) from continuing operations	(107,143)	1,333	(108,362)	3,926

Loss from discontinued operations, net of taxes	(895)	(695)	(895)	(3,512)

Net income (loss)	$(108,038)	$638	$(109,257)	$414

Net income per share - basic
Income from continuing operations	$(2.59)	$0.03	$(2.62)	$0.09
Loss from discontinued operations	$(0.02)	$(0.02)	$(0.02)	$(0.08)

Net income	$(2.61)	$0.02	$(2.64)	$0.01
Net income per share - diluted
Income from continuing operations	$(2.59)	$0.03	$(2.62)	$0.09
Loss from discontinued operations	$(0.02)	$(0.02)	$(0.02)	$(0.08)

Net income	$(2.61)	$0.02	$(2.64)	$0.01

Weighted-average number of common shares outstanding:
Basic	41,438	41,359	41,412	41,707
Diluted	41,438	41,921	41,412	43,229

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

January 31, 2009 and February 2, 2008

(In thousands)

	January 31, 2009	February 2, 2008
ASSETS

Cash and investments	$4,953	$5,293
Inventories	98,633	117,787
Other current assets	11,123	14,316
Deferred taxes	—	28,617
Property and equipment, net	52,208	62,156
Goodwill and other intangibles	33,360	95,851
Other assets	954	1,341

Total assets	$201,231	$325,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$58,194	$63,615
Deferred gain on sale-leaseback	24,912	26,377
Notes payable	38,718	40,978
Long-term debt, net of current portion	7,576	12,450
Stockholders’ equity	71,831	181,941

Total liabilities and stockholders’ equity	$201,231	$325,361

###